Exhibit 10.1

Director Compensation Table

Elements of Compensation	Current Director Compensation	Approved by Board of Directors
Annual Retainer	$20,000	$40,000
Board Meeting Attendance Fee	$1,500	$1,500
Committee Chairman Retainer	$5,000	$10,000
Committee Meeting Attendance Fee	$1,000	$1,000
Restricted Stock Grant ($ Value Equivalent)	$50,000	$70,000

Fees and grants to be paid at annual meeting, May 18, 2005